Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-144945

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

On April 28, 2009, Standard & Poor’s Ratings Services (“S&P”) announced that it placed its ratings of the Series 2005-1 notes, the Series 2005-3 notes, the Series 2007-1 notes, the Series 2007-2 notes, the Series 2007-3 notes and the Series 2007-4 notes (the “Affected Series”) issued by GE Capital Credit Card Master Note Trust (the “Trust”) on CreditWatch with negative implications.  RFS Holding, L.L.C. (the “Depositor”) intends to work with S&P to provide additional enhancement for the Affected Series in an amount sufficient to address the concerns giving rise to the S&P ratings action described herein.  However, such actions may require affirmation of the current ratings from all rating agencies currently rating the outstanding notes issued by the Trust and the Depositor cannot guarantee that such affirmations will be forthcoming or that modifications to the Affected Series will occur as indicated herein or that such modifications will occur within a specified timeframe.  None of the Depositor, GE Money Bank, General Electric Capital Corporation or their affiliates have any obligation to provide additional credit enhancement, now or at any time in the future, or to restore the original rating of any notes with respect to which a rating may be changed or withdrawn in the future.